Deloitte.

Deloitte Touche Tohmatsu LLC
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Minato-ku, Tokyo 108-6221
Japan

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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sucampo Pharmaceuticals, Inc. of our report dated June 24, 2016, related to the financial statements of R-Tech Ueno, Ltd. as of March 31, 2015 and 2014 and for each of three years in the period ended March 31, 2015 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph regarding the differences between accounting principles generally accepted in Japan and those generally accepted in the United States of America), appearing in Current Report on Form 8-K/A of Sucampo Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on July 11, 2016.

Deloitte Touche Tohmatsu LLC

September 19, 2016